Exhibit 99.1

LEAFLY ANNOUNCES POST-COMBINATION BOARD OF DIRECTORS

Directors to be Appointed upon Anticipated Closing of Previously Announced Combination with Merida Merger Corp. I

New Directors Bring Right Mix of Skills and Experience to Oversee Next Phase of Leafly’s Journey as a Public Company

SEATTLE, January 4, 2022 – Leafly Holdings Inc. (“Leafly”), the world’s leading online cannabis discovery marketplace and resource for cannabis consumers, today announced the members of its Board of Directors to be appointed effective as of the closing of its previously announced business combination with Merida Merger Corp. I (“Merida”).

Leafly’s post-closing Board of Directors will bring extensive expertise across strategy, finance, technology, operations, legal and regulatory, public company governance, and the cannabis industry. The members of the Board of Directors will be:

●	Michael Blue, Managing Partner, Privateer Holdings
●	Cassandra “Cassi” Chandler, President and CEO, Vigeo Alliance
●	Blaise Judja-Sato, Founder, VillageReach and the Resilience Trust
●	Peter Lee, President, Merida Merger Corp. I
●	Yoko Miyashita, Chief Executive Officer, Leafly
●	Alan Pickerill, Former Executive Vice President and Chief Financial Officer, Expedia Group

“As we continue to prepare for life as a public company, we are thrilled to bring together a world-class Board of Directors with wide-ranging expertise and diverse perspectives,” Miyashita said. “This is the right group to guide Leafly through the next phase of our growth roadmap. We look forward to benefiting from their valuable insights as we accelerate our leadership in the legal cannabis market and create even more value for consumers, partners, and shareholders.”

Additional Information About Leafly’s Board of Directors

Michael Blue is a co-founder of Privateer Holdings, Inc., a cannabis-focused private equity firm that founded a number of cannabis businesses (including Tilray, Inc. (NASDAQ: TLRY), Left Coast Ventures Inc. (NEO: GRAM.U), and Docklight Brands, Inc. ) and acquired Leafly in 2011, which it owned until 2019, when it effected a capital restructuring and distributed its ownership in Leafly to Leafly’s stockholders. Mr. Blue served as Privateer’s CFO from 2011 until 2018, and its Managing Partner from 2018 until its merger with Tilray, Inc. in 2019. He also served as an officer at Leafly between 2011 and 2019, and as a director at Leafly since 2011. Mr. Blue also serves as Managing Partner at Ten Eleven Management LLC, which provides consulting and management services to several cannabis businesses, including Leafly through March 2021. Mr. Blue received his MBA from the Yale School of Management in 2005 and a BBA in Finance from Harding University. Prior to co-founding Privateer, he served in several senior roles in private equity, including Vice President of de Visscher & Company from July 2005 to July 2007, and as Principal at Herrington, Inc., from July 2007 to October 2011.

Cassandra “Cassi” Chandler is President & CEO of Vigeo Alliance, which partners with businesses to grow emerging leaders, retain diverse talent and build an inclusive culture that thrives. Ms. Chandler also served as an independent federal monitor with the New York Police Department and as an Adjunct Professor for Intelligence and Terrorism courses at Pace University’s Masters in Public Safety and Homeland Security Graduate Program. Previously, Ms. Chandler was Senior Vice President for Business Operations at Bank of America, where she was responsible for building an integrated framework to identify, evaluate and assess emerging regulatory risks and the operational effectiveness of enterprise coverage areas. She also served on its Global Diversity and Inclusion Advisory Board. Before joining the bank, Ms. Chandler spent nearly 24 years with the Federal Bureau of Investigation (“FBI”), where she directed white collar crimes, financial crimes, terrorism, cybercrimes investigations and foreign intelligence activities. She led the FBI’s training division, redesigned the FBI’s health care fraud and its criminal and domestic terrorism intelligence programs, and was appointed to the U.S. Senior Executive Service as the agency’s first Black female Special Agent Assistant Director and the FBI’s first female National Spokesperson and director of Public Affairs. Ms. Chandler has received awards such as the Senior Executive Service Presidential Rank Award of Meritorious Executive under President George W. Bush, the National Center for Women & Policing’s “Breaking the Glass Ceiling” award and the Norfolk NAACP Trailblazer Award. She served on the U.S. Marine Corps Red Team, which monitored the Corps’ assessment of expanding infantry officer roles to women and has served on many charitable and diversity boards. Ms. Chandler received her B.A. from Louisiana State University and her J.D. from Loyola University School of Law.

Blaise Judja-Sato is passionate about using technology to address global challenges in creating opportunities. His professional global experience ranges from startups to large multinationals; from governments to non-governmental organizations; and from the United Nations to social ventures and philanthropic institutions. Mr. Judja-Sato serves on the Supervisory Board of Jumia Technology AG (NYSE: JMIA) and is a member of the Risk and Audit, Nomination and Governance, and Compensation committees. He also sits on the global board of Grassroot Soccer, a global health non-profit. He is the founder of VillageReach, a nonprofit helping governments solve healthcare delivery challenges in low-resource communities; and the founder of the Resilience Trust, an organization dedicated to reimagining cardiovascular care in resource-challenged settings with a focus on Africa. He has previously held numerous senior leadership positions with global responsibilities, including Executive Director of the International Telecommunication Union; founder and President of the Nelson Mandela Foundation USA; co-head of global development initiatives at Google; director of international business development at Teledesic; regional managing director at AT&T; and senior consultant at Accenture. Mr. Judja-Sato earned an MBA from The Wharton School at the University of Pennsylvania, an M.S. in engineering from Telecom ParisTech, and a Master’s degree in mathematics from the University of Montpellier.

Peter Lee  has served as President, Chief Financial Officer, Secretary, and a member of the board of directors of Merida Merger Corp. I since 2019. Mr. Lee has spent more than 20 years as an investment professional in both public markets and public equity. Since April 2018, Mr. Lee has been an independent investor and consultant for hedge funds. From 2011 to April 2018, he co-founded and was a Managing Partner at Sentinel Rock Capital, LLC, a long/short equity oriented hedge fund. Prior to this, from 2009 to 2011, he was an Analyst and a Partner at Spring Point Capital, a long/short equity oriented hedge fund. From 2007 to 2009, he was the sector head for financial services and retail industries at Blackstone Kailix, the long/short equity hedge fund business of The Blackstone Group. From 2005 to 2007, he was an analyst at Tiger Management evaluating public investments. Mr. Lee joined Tiger Management out of business school. Earlier, Mr. Lee focused on growth private equity investing in financial services and financial technology companies as a senior associate at J.H. Whitney & Company from 2000 to 2002 and an associate at Capital Z Partners from 1999 to 2000. Mr. Lee began his career as an analyst at Morgan Stanley Capital Partners, the private equity investment fund of Morgan Stanley. Mr. Lee received a B.S. in Business Administration from the University of California, Berkeley Haas School of Business and an MBA from Stanford Graduate School of Business.

Yoko Miyashita was appointed Chief Executive Officer of Leafly in August 2020 after serving as Leafly’s General Counsel since 2019. Ms. Miyashita has spent her career serving mission-driven companies navigating complex global regulatory environments in order to bring meaningful and compelling products to market. An expert in policy and advocacy, as General Counsel, she led Leafly’s position on key regulatory, compliance, and government affairs issues. She has focused on progressing Leafly’s reputation as a trusted and authoritative cannabis resource and leveraged an understanding of current cannabis regulations, and opportunities for change, to help scale Leafly’s product and sales strategy. Previously, Ms. Miyashita spent 14 years at Getty Images, where she led the global legal team as Senior Vice President and General Counsel. Prior to joining Getty Images, she practiced law with Perkins Coie LLP in Seattle. Ms. Miyashita received a J.D. from the University of Washington School of Law and a B.A. from the University of California, Berkeley.

Alan Pickerill has served in a variety of finance and accounting roles over a 30+ year career, mainly for publicly traded technology companies. He is currently a board member and audit committee chair for Porch Group (NASDAQ: PRCH) and sits on the board of the YMCA of Greater Seattle. He is also an adjunct faculty member for the University of Washington Foster School EMBA program. Mr. Pickerill served as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer from September 2017 to December 2019 and had been with the Company since 2008. Mr. Pickerill oversaw Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and global real estate teams. Previously, he served as Expedia Group’s Senior Vice President of Investor Relations and Treasurer. Mr. Pickerill began his career as an accountant for seven years at Deloitte and Touche before working at a variety of publicly traded technology and internet companies, including serving as Chief Financial Officer of INTERLINQ Software Corporation, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill received a B.A. in Business and Accounting from the University of Washington’s Michael G. Foster School of Business.

About Leafly

Cannabis discovery marketplace Leafly aims to help more than 125 million visitors discover cannabis this year. Our powerful ecommerce tools help shoppers make informed purchase decisions and empower cannabis businesses to attract and retain loyal customers through advertising and technology services. Learn more at Leafly.com or download the Leafly mobile app through Apple’s App Store or Google Play.

About Merida Merger Corp. I

Merida Merger Corp. I is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between Merida Merger Corp. I (“Merida”) and Leafly Holdings, Inc. (“Leafly”), including statements regarding the benefits of the proposed business combination, the anticipated timing of the proposed business combination, the services offered by Leafly and the markets in which Leafly operates, business strategies, debt levels, industry environment, potential growth opportunities, the effects of regulations and Merida’s or Leafly’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions). Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Merida’s securities; (ii) the risk that the proposed business combination may not be completed by Merida’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Merida; (iii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by Merida’s stockholders, the satisfaction of the minimum trust account amount following redemptions by Merida’s public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the effect of the announcement or pendency of the proposed business combination on Merida’s or Leafly’s business relationships, performance, and business generally; (v) risks that the proposed business combination disrupts current plans of Leafly and potential difficulties in Leafly employee retention as a result of the proposed business combination; (vi) the outcome of any legal proceedings that may be instituted against Merida or Leafly related to the Merger Agreement or the proposed business combination; (vii) the ability to maintain the listing of Merida’s securities on the NASDAQ; (viii) the price of Merida’s securities, including volatility resulting from changes in the competitive and highly regulated industry in which Leafly plans to operate, variations in performance across competitors, changes in laws and regulations affecting Leafly’s business and changes in the combined capital structure; and (ix) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that are described in Merida’s final proxy statement/prospectus/consent solicitation statement contained in the Registration Statement, including those under “Risk Factors” therein, and other documents filed by Merida from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Merida and Leafly assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Merida nor Leafly gives any assurance that either Merida or Leafly will achieve its expectations.

Additional Information and Where to Find It

In connection with the proposed business combination contemplated by the Agreement and Plan of Merger by and among Merida, Merida Merger Sub, Inc., Merida Merger Sub II, LLC, and Leafly (the “Merger Agreement”), Merida has filed a registration statement on Form S-4 (the “Registration Statement”) that includes a proxy statement of Merida, a prospectus of Merida and a consent solicitation statement of Leafly. The Registration Statement was declared effective by the SEC on December 20, 2021. The proxy statement/prospectus/consent solicitation statement was mailed to all Merida stockholders as of December 28, 2021 and Leafly shareholders as of December 20, 2021 for voting on the proposed business combination and the other matters to be voted upon at a meeting of Merida’s stockholders to be held to approve the proposed business combination (the “Special Meeting”). Merida may also file other documents regarding the proposed business combination with the SEC. The definitive proxy statement/prospectus/consent solicitation statement contains important information about the proposed business combination and the other matters to be voted upon at the Special Meeting and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Before making any voting decision, investors and security holders of the Merida and Leafly are urged to read the Registration Statement, the proxy statement/prospectus/consent solicitation statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they do and will contain important information about the proposed business combination and related matters.

Investors and security holders can obtain free copies of the proxy statement/prospectus/consent solicitation statement and all other relevant documents filed or that will be filed with the SEC by Merida through the website maintained by the SEC at www.sec.gov.

Participants in Solicitation

Merida and Leafly and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Merida’s stockholders in connection with the proposed business combination. Information about Merida’s directors and executive officers and their ownership of Merida’s securities is set forth in Merida’s filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the proxy statement/prospectus/consent solicitation statement regarding the proposed business combination. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This document relates to a proposed business combination between Merida and Leafly. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Media

Laura Morarity
laura.morarity@leafly.com
206-489-8427

Molly Morse / Nick Capuano
Molly.Morse@kekstcnc.com / Nicholas.Capuano@kekstcnc.com
917-603-4142 / 917-842-7859

Investors

Chris Hollenbeck
IR@leafly.com

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